Exhibit 99.1

U.S. Internet Travel Company Priceline.com

Acquires Bookings B.V. Online Hotel Reservation Service

NORWALK, Conn., CAMBRIDGE, UK, and AMSTERDAM, The Netherlands, 14 July 2005 . . . Priceline.com® (Nasdaq: PCLN) announced today that it has acquired Amsterdam-based Bookings B.V., one of Europe’s leading Internet hotel reservation services, in a cash transaction valued at approximately €110 million, or US$133 million.  The deal follows priceline.com’s recent acquisition of Cambridge-based Active Hotels in September 2004.

In total, Bookings B.V. and Active Hotels have negotiated exclusive rates with almost 18,000 properties, which the companies believe is more than any other European Internet hotel reservation service.  Priceline.com said it intends to retain Bookings’ current management team, which will continue to manage Bookings as part of the Priceline.com Europe portfolio.  Priceline.com also said that Bookings’ six top executives reinvested a portion of the acquisition proceeds back into the Bookings business.

Bookings works with a range of chain- and independently owned hotels across Europe and in major cities around the world.  Established in 1996, the company has approximately 130 full-time employees and offices in Amsterdam, Barcelona, Berlin, Paris and Pisa.  Bookings’ customer service team offers its services in Dutch, English, French, German, Italian, Japanese, Spanish and Portuguese.

“Bookings’ management and employee teams have built a rapidly growing business in continental Europe, with a geographic reach and supplier- and customer-friendly model that we believe nicely complements Active Hotel’s business,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Bookings CEO Stef Norden will work with Andrew Phillipps, CEO of Priceline Europe, to help secure their market leadership and provide great value for all priceline.com customers, including consumers, hotels and our partner web sites.”

Features of the combined Active/Bookings operations include:

•                  Publishing over 8,000 guest reviews every week to help consumers choose the best hotel for them.  Unlike many sites, reviews are provided only by guests who have stayed at the hotels.

•                  30 full time staffers focused on negotiating the best rates for guests booking the 18,000 hotels available through Priceline.com’s European operations.

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Stef Norden, CEO of Bookings, commented on the acquisition, “This deal will benefit our customers, suppliers and distribution partners, and our employees.  We believe that the additional demand from working with priceline.com and Active Hotels will enable us to provide extra business for our suppliers; and distribution partners and customers will benefit from access to additional hotel supply.  In the context of a larger European business, there should also be additional opportunities for our staff.”

Bookings’ gross travel bookings for the 12 months ended June 30, 2005 are expected to be approximately US$225 million, up approximately 110% year-over-year.  Bookings’ revenues for the 12 months ended June 30, 2005 are expected to be approximately US$25 million, up approximately 100% year over year.  Gross bookings refer to the total dollar value, inclusive of taxes and fees, of all hotel room nights purchased by consumers, based on current foreign exchange rates.  Priceline.com said that it expected the acquisition to be accretive to its earnings (before non-cash amortization expense associated with the acquisition) for the 2nd half of 2005 and for calendar year 2006.

About priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com recently expanded its services so customers now have a choice: they can pick from a broad selection of published flights, hotels, rental cars and packages at published prices or, for deeper savings, they can use priceline.com’s Name Your Own Price service for their travel needs.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com, Bookings.net and priceline.co.uk.  The company also operates the following travel sites:  Travelweb.com, Lowestfare.com, Rentalcars.com and Breezenet.com.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,”

“plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•  adverse changes in general market conditions for leisure and  other travel services as the result of, among other things, terrorist attacks;

•      adverse changes in the Company’s relationships with airlines and other product and service  providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both):

•      the loss or reduction of global distribution fees;

•  the bankruptcy or insolvency of another major domestic airline;

•  the effects of increased competition, including, without limitation, adverse effects from the continued consolidation of on-line travel intermediaries;

•  systems-related failures and/or security breaches;

•  difficulties integrating recent acquisitions, including, without limitation, the acquisitions of Active Hotels, Travelweb and Bookings B.V.;

•      final adjustments made in closing the 2nd quarter 2005;

•  legal and regulatory risks; and

•  the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.